As filed with the Securities and Exchange Commission on June 29, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Delaware	37-1744899
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1450 Centrepark Boulevard, Suite 210 West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip code)

Platform Specialty Products Corporation Employee Savings and 401(k)Plan
(formerly MacDermid, Incorporated Employee Savings and 401(k) Plan)
(Full title of the plan)

Frank J. Monteiro
Senior Vice President and Chief Financial Officer
Platform Specialty Products Corporation
1450 Centrepark Boulevard, Suite 210
West Palm Beach, Florida 33401
(Name and address of agent for service)

(561) 207-9600
(Telephone number, including area code, of agent for service)

Copies to:
Donn A. Beloff, Esq.
Greenberg Traurig, P.A.
401 E. Las Olas Blvd., Suite 2000
Ft. Lauderdale, Florida 33301
(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,000,000	$26.25	$26,250,000	$3,051
Participation Interests	(3)	--	--	(4)
(1)
All of the shares of common stock of the Registrant being registered under this Registration Statement will be issued and outstanding shares purchased in the open market. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low prices of a share of common stock of the Registrant, as reported by the New York Stock Exchange on June 23, 2015.

(3)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(4)	Pursuant to Rule 457(h)(2), no registration fee is required to be paid.

Explanatory Note
This Registration Statement covers interests in the Platform Specialty Products Corporation Employee Savings and 401(k) Plan (formerly MacDermid, Incorporated Employee Savings and 401(k) Plan), effective as of January 1, 2014, as amended by Amendment No. 2, dated as of September 8, 2014, Amendment No. 3, dated as of November 17, 2014 and Amendment No. 4, dated as of February 10, 2015 (collectively, and as from time to time amended, the “401(k) Plan”) of Platform Specialty Products Corporation, a Delaware corporation (the “Company”), and issued and outstanding shares of common stock of the Company which may be purchased by the 401(k) Plan administrator in the open market on behalf of participants in the 401(k) Plan. The Company will not issue any new shares of common stock pursuant to the 401(k) Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be delivered to participants in the 401(k) Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference
The Company and the 401(k) Plan incorporate by reference the following documents previously filed with the SEC by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company and the 401(k) Plan do not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02, 7.01 or 9.01 of the Company’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports:

(1)
The Company’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2014, filed with the SEC on March 30, 2015, including items required by Part III of Form 10-K incorporated by reference from the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 10, 2015;

(2)	The Annual Report on Form 11-K for the 401(k) Plan, as filed with the SEC on June 29, 2015;

(3)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 15, 2015;

(4)
The Company’s Current Reports on Form 8-K, filed with the SEC on July 11, 2014; January 2, 2015; January 12, 2015 (as amended by the Company’s Current Reports on Form 8-K/A, filed with the SEC on January 30, 2015); January 26, 2015; February 3, 2015; February 17, 2015 (as amended by the Company’s Current Report on Form 8-K/A, filed with the SEC on April 29, 2015); March 19, 2015; April 6, 2015; May 12, 2015; June 11, 2015; June 16, 2015, June 17, 2015 and June 29, 2015; and

(5)
The description of the Company’s common stock, par value $0.01 per share (the “Common Stock”), set forth under the heading "Description of Capital Stock" in the Company’s registration statement on Form

S-3 filed with the SEC on February 25, 2015, including any subsequent amendment or report filed for the purpose of updating that description.
The Company has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that may arise as a result of KPMG LLP’s consent to the incorporation by reference of its audit report on MacDermid, Incorporated’s past financial statements incorporated by reference in this Registration Statement.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Current Reports on Form 8-K, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities
Not applicable.

Item 5.     Interests of Named Experts and Counsel
None.

Item 6.     Indemnification of Directors and Officers
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (d) for any transaction from which the director derived an improper personal benefit.
Under Section 145(a) of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Under Section 145(b) of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in our amended and restated bylaws, the Company shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the Company’s board of directors.
As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation, as amended, provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL, as currently in effect or as the same may be amended. This provision of the Company’s certificate of incorporation, as amended, does not eliminate the directors’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief, which will remain available under Delaware law. In addition, each director will be subject to liability for breach of the director’s duty of loyalty to the Company, including for actions leading to improper personal benefit to the director, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. This provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
The Company’s amended and restated by-laws also provide that the Company shall indemnify and advance expenses to its officers and directors to the fullest extent permitted by applicable law as currently in effect or as the same may be amended.
The Company has entered into director and officer indemnification agreements with each of its current directors and officers which, in certain respects, are broader than the specific indemnification and advancement provisions contained in its amended and restated by-laws. Specifically, such indemnification agreements provide the Company’s directors and officers with specific contractual assurances of such persons’ rights to indemnification and advancement of expenses to protect against litigation risks and expenses (regardless, among other things, of any change in the ownership of the Company or the composition of its Board of Directors).
Additionally, the Company maintains directors’ and officers’ liability insurance for each of its directors and officers.

Item 7.     Exemption from Registration Claimed
Not applicable.

Item 8.     Exhibits
Pursuant to Item 8(b) of Form S-8, the Company hereby undertakes to submit the 401(k) Plan to the Internal Revenue Service for a determination letter that the 401(k) Plan is qualified under Section 401 of the Internal Revenue Code of 1986. The Company undertakes further to submit any amendments to the 401(k) Plan to the Internal Revenue Service in a timely manner and to make all changes required by the Internal Revenue Service in order to qualify the 401(k) Plan under Section 401.

Exhibit Number	Description
3.1(a)
Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-4, as amended (File No. 333-192778), filed with the SEC on January 24, 2014).

3.1(b)	Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of Current Report on Form 8-K filed with the SEC on June 13, 2014).
3.1(c)	Certificate of Designation of Series B Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 of Current Report on Form 8-K filed with the SEC on February 17, 2015).
3.2
Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (File No. 333-192778), filed with the SEC on January 2, 2014).
4.2(a)*	Platform Specialty Products Corporation Employee Savings and 401(k) Plan, effective as of January 1, 2014.
4.2(b)*	Amendment No. 2 to Platform Specialty Products Corporation Employee Savings and 401(k) Plan.
4.2(c)*	Amendment No. 3 to Platform Specialty Products Corporation Employee Savings and 401(k) Plan.
4.2(d)*	Amendment No. 4 to Platform Specialty Products Corporation Employee Savings and 401(k) Plan.
5.1
No opinion of counsel regarding the legality of the shares of common stock of the Company being registered hereunder is required. This Registration Statement covers issued and outstanding shares, which may be purchased by the 401(k) Plan administrator in the open market on behalf of participants in the 401(k) Plan.

23.1*	Consent of PricewaterhouseCoopers LLP (Platform Specialty Products Corporation).
23.2*	Consent of KPMG LLP (MacDermid, Incorporated).
23.3*	Consent of KPMG LLP (Chemtura AgroSolutions Business of Chemtura Corporation).
23.4*	Consent of Ernst & Young ShinNihon LLC (Arysta LifeScience Limited).
24.1	Power of Attorney (included on the signature page hereto).
* Filed herewith

Item 9. Undertakings
(a)     The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and
(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on the 29th day of June 2015.

PLATFORM SPECIALTY PRODUCTS CORPORATION

By:	/s/ Frank J. Monteiro
Name: Frank J. Monteiro
Title: Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel H. Leever and Frank J. Monteiro, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated below:

Signature	Title	Date
/s/ Daniel H. Leever	Chief Executive Officer and Vice Chairman	June 29, 2015
Daniel H. Leever	(principal executive officer)

/s/ Frank J. Monteiro	Senior Vice President and Chief Financial Officer	June 29, 2015
Frank J. Monteiro	(principal financial officer)

/s/ Robert L. Worshek	Vice President and Chief Accounting Officer	June 29, 2015
Robert L. Worshek	(principal accounting officer)

/s/ Martin E. Franklin	Chairman of the Board	June 29, 2015
Martin E. Franklin

/s/ Wayne M. Hewett	Director	June 29, 2015
Wayne M. Hewett

/s/ Ian G. H. Ashken	Director	June 29, 2015
Ian G. H. Ashken

/s/ Nicolas Berggruen	Director	June 29, 2015
Nicolas Berggruen

/s/ Michael F. Goss	Director	June 29, 2015
Michael F. Goss

/s/ Ryan Israel	Director	June 29, 2015
Ryan Israel

/s/ E. Stanley O’ Neal	Director	June 29, 2015
E. Stanley O’ Neal

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut on the 29th day of June, 2015.

PLATFORM SPECIALTY PRODUCTS CORPORATION CORPORATION EMPLOYEE SAVINGS AND 401(K) PLAN

By:	/s/ Debra Vigeant
Name: Debra Vigeant
Title: Plan Administrator

EXHIBIT INDEX

Exhibit Number	Description
3.1(a)
Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-4, as amended (File No. 333-192778), filed with the SEC on January 24, 2014).

3.1(b)	Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of Current Report on Form 8-K filed with the SEC on June 13, 2014).
3.1(c)	Certificate of Designation of Series B Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 of Current Report on Form 8-K filed with the SEC on February 17, 2015).
3.2
Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (File No. 333-192778), filed with the SEC on January 2, 2014).
4.2(a)*	Platform Specialty Products Corporation Employee Savings and 401(k) Plan, effective as of January 1, 2014.
4.2(b)*	Amendment No. 2 to Platform Specialty Products Corporation Employee Savings and 401(k) Plan.
4.2(c)*	Amendment No. 3 to Platform Specialty Products Corporation Employee Savings and 401(k) Plan.
4.2(d)*	Amendment No. 4 to Platform Specialty Products Corporation Employee Savings and 401(k) Plan.
5.1
No opinion of counsel regarding the legality of the shares of common stock of the Company being registered hereunder is required. This Registration Statement covers issued and outstanding shares, which may be purchased by the 401(k) Plan administrator in the open market on behalf of participants in the 401(k) Plan.

23.1*	Consent of PricewaterhouseCoopers LLP (Platform Specialty Products Corporation).
23.2*	Consent of KPMG LLP (MacDermid, Incorporated).
23.3*	Consent of KPMG LLP (Chemtura AgroSolutions Business of Chemtura Corporation).
23.4*	Consent of Ernst & Young ShinNihon LLC (Arysta LifeScience Limited).
24.1	Power of Attorney (included on the signature page hereto).
* Filed herewith